AMENDMENT TO THE
                                     BYLAWS
                                       OF
                                  CONN'S, INC.

            The Bylaws (the "Bylaws") of Conn's, Inc., a Delaware corporation, are hereby amended in the following respects only:

            Sections 7.1, 7.2 and 7.4 of the Bylaws are hereby amended and restated to read in their entirety as follows:

            "Section 7.1 Certificated and Uncertificated Shares. The shares of stock of the Corporation shall be represented by certificates of stock; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation's stock shall be uncertificated shares; provided, further, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request, every holder of uncertificated shares shall be entitled to have a certificate signed by the Chairman or Vice Chairman of the Board of Directors or the President, a Vice President or other officer designated by the Board of Directors, countersigned by the Treasurer or the Secretary or an Assistant Treasurer or an Assistant Secretary. Such signature of the Chairman or Vice Chairman of the Board, President, Vice President, or other officer, such countersignature of the Treasurer or Secretary or Assistant Treasurer or Assistant Secretary, and such seal, or any of them, may be executed in facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue. Said certificates of stock shall be in such form as the Board of Directors may from time to time prescribe."

            "Section 7.2 Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock shall bear such legends, and stop transfer instructions and the equivalent of legends with respect to any uncertificated shares, as the Board of Directors shall authorize, including, without limitation, such legends as the Board of Directors deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law, including, but not limited to, the requirements imposed pursuant to Section 151(f) of the Delaware General Corporation Law."


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            "Section 7.4 Transfers. Certificated shares of the Corporation will only be transferred on its books upon the surrender to the Corporation of the share certificates duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer. The surrendered certificates shall be canceled, new certificates issued to the person entitled to them and the transaction recorded on the books of the Corporation. Uncertificated shares will only be transferred on the books of the Corporation upon the written instruction from the registered owner of such uncertificated shares, or from a duly authorized attorney, or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock."

            The remaining provisions of the Bylaws shall remain the same and in full force and effect.